EXHIBIT 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on this Schedule 13D dated February 1, 2019 (including amendments thereto) with respect to the common stock of Ultra Petroleum Corp. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: February 1, 2019

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II GenPar, LLC, its general partner

By:	/s/ Andrew K. Schinder as attorney-in-fact
Name: Marc Lasry
Title: Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC

By:	/s/ Andrew K. Schinder as attorney-in-fact
Name: Marc Lasry
Title: Managing Member

MARC LASRY

By:	/s/ Andrew K. Schinder as attorney-in-fact